Exhibit 99.1

MINERA ANDES INC. PROPOSES MERGER
WITH LA MANCHA RESOURCES INC.

SPOKANE, WA - MAY 16, 2003 - Allen Ambrose, president of Minera Andes Inc. (TSX-V: MAI and US OTCBB: MNEAF), is pleased to announce that Minera Andes has signed an Arrangement Agreement with La Mancha Resources Inc. (TSX-V: LMA), which commits the two companies to proceed to a merger. Minera Andes' management believes this transaction offers substantial benefits to both companies and their respective shareholders.

The merger calls for the shareholders of La Mancha to receive 4.5 shares of Minera Andes for each share in La Mancha and thus become shareholders in Minera Andes. The combined company, with common shareholders, will be renamed La Mancha Mining Inc. As part of the merger arrangements, Minera Andes proposes to consolidate its shares on the basis of 4.5 existing shares of Minera Andes for one share in La Mancha Mining Inc. The practical effect of this will be that, after the merger and consolidation, each existing La Mancha share will be exchanged for one share in La Mancha Mining Inc. The merger is subject to the approval of La Mancha's shareholders.

The technical and financial strengths of the combined companies will result in a company that can bring both the necessary capital as well as the technical expertise needed to best exploit the potential of the existing portfolio of exploration and development properties in Argentina. It is proposed that Allen Ambrose and Brian Gavin, Minera's executive management, who have a proven record of successfully finding exploration properties in South America (gold resources over 6 million oz), will continue to direct operational activities and develop the exploration assets of the combined company, while the senior executive of La Mancha, Mr. Walter Berukoff, will act as executive chairman.

Mr. Berukoff is well known for his previous involvement in the mining industry in North and South America as founder of Miramar Mining and Northern Orion. The latter held significant precious and base metals exploration properties in Argentina and elsewhere in South America. Mr. Berukoff relinquished his position as chairman for personal reasons in 1998. In addition, he is the chief executive of Red Lion Management, a successful merchant banking company with diversified interests, including Leisure Canada Inc., a property and hotel development company.

As a precondition to the merger, the proposal requires the completion of final due diligence by each company, the receipt of "Fairness Opinions" by the board of each company, and appropriate regulatory approvals. The Fairness Opinions will review the fairness of the proposed merger to the shareholders of each company; this is a prerequisite to final board approvals to the transaction.

It is also a proposed condition of the merger that a private placement be completed prior to completion of the merger, so as to ensure that the combined company has sufficient working

Minera Andes Inc. capital to advance its interests in its various exploration and development projects. In particular, it is the intention of Minera Andes to maintain its 49% interest in the San Jose project presently being developed by Mauricio Hochschild & Cia. Ltda. of Lima, Peru.

Following the merger, the company will have two resource-backed projects and a portfolio of active exploration projects in Argentina. Minera Andes already has the advanced stage exploration project at Huevos Verdes with a resource under development (see Minera Andes News Release dated May 14, 2003). Also, La Mancha brings its interest in 100% of the Hualilan project in San Juan province, on which La Mancha has reported a gold/silver resource (see La Mancha News Release dated May 14, 2003) and also holds 10,000 hectares (24,700 acres) of surrounding mineral exploration lands. Minera AndesÆ other exploration properties comprise a total of about 198,000 hectares (~ 489,000 acres) of exploration lands in San Juan, Chubut and Santa Cruz provinces. The combined property portfolio would include gold, silver, and copper exploration prospects.

Minera Andes is a mining exploration and development corporation focused on Argentina. The Corporation presently has 37,009,197 issued and outstanding shares. For further information visit our Web site at www.minandes.com, or please contact our investor relations at:

Spokane Office	Vancouver Office
Art Johnson	Krister A. Kottmeier
3303 N. Sullivan Road	1000-355 Burrard Street
Spokane, WA 99216 USA	Vancouver, B.C. V6C 2G8
Phone: (509) 921-7322	Phone: (604) 689-7017
Fax: (509) 921-7325	Toll Free: 1-877-689-7018
E-mail: mineraandes@minandes.com	E-mail: ircanada@minandes.com

FORWARD-LOOKING STATEMENT - Although Minera Andes believes many of its properties have promising potential, its properties are in the early stages of exploration. None have yet been shown to contain proven or probable mineral reserves. There can be no assurance that such reserves will be identified on any property, or that, if identified, mineralization may be economically extracted. In addition, Minera Andes' joint venture partner, Mauricio Hochschild & Cia. Ltda., does not accept responsibility for the use of project data or in the adequacy or accuracy of this release.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.